UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cypress Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an e-mail from Hassane El-Khoury, President and Chief Executive Officer of Cypress Semiconductor Corporation (the “Company”), to the Company’s employees.

April 19, 2017

Team,

First, I want to express my appreciation for the professionalism and dedication you have shown through the first quarter. And what a quarter it was!

We hit a number of pivotal milestones in our Cypress 3.0 evolution through our external brand launch at Embedded World and Analyst Day. The response from customers, partners and the financial community has been amazing. I will be giving everyone an overview at our upcoming Quarterly All-Hands meeting next week.

I promised to keep you abreast of significant developments regarding the litigation T.J. filed against Cypress earlier this year. This morning, we announced our filing of definitive proxy materials and sent a letter to our stockholders. The full release and letter are available here (http://www.cypress.com/news/cypress-files-definitive-proxy-materials-and-sends-letter-stockholders).

You may also have seen that we filed a response to a judge’s decision to allow T.J. access to certain books and records.  Our response can be accessed here (http://www.cypress.com/news/cypress-resolves-lawsuit-brought-departed-ceo-tj-rodgers).  While we fundamentally disagree with this decision, we decided that it was in the best interest of all of our stakeholders, including you, to not appeal the decision and remain focused on what is really important — working to preserve the great value and growth we have achieved over the past year with the execution of our Cypress 3.0 strategy.

As I’m sure you know, T.J. has been very vocal about his thoughts on our company through his numerous press releases. While we have been focused on executing against our strategy, he has been single-minded in his attack on our Board. In my February email, I said 2017 would be a defining year for Cypress. I’m more confident than ever in that statement. We have the right employee base, leadership team, partners, Board and strategy to win with innovative solutions that best solve the problems our customers care about.

If you have any additional questions, or receive inquiries from the media or other third parties, please direct them to Pam Tondreau via telephone or email. In the event you are contacted by T.J. or any of his representatives, you should also direct them to Pam.

I ask you to stay focused on our goals as a company which are achieved through your individual CSFs. Our continued success is dependent upon each of you working together to meet and exceed expectations.

Keep up the great work!

Hassane

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy;  the composition of our Board of Directors; the Company’s financial performance; and the resolution of legal proceedings. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.